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                                                                    Exhibit 3.4




                            ARTICLES OF ORGANIZATION

                                       OF

                           FRESH BRAND PROPERTIES, LLC


          Pursuant to Section 57C-2-20 of the North Carolina General Statutes, the undersigned hereby submits these Articles of Organization for the purpose of forming a limited liability company under the laws of the State of North Carolina:

     1. The name of the limited liability company is FRESH BRAND PROPERTIES, LLC.

     2. The latest date on which the limited liability company is to dissolve is December 31, 2095.

     3. The name and address of the organizer executing these Articles of Organization are J. R. Simpson II, 204 East McDowell Street, Morganton, North Carolina 28655

     4. The street address of the initial registered office of the limited liability company in the State of North Carolina is 1 Fresh Place (P. O. Box 399), Claremont, Catawba County, North Carolina, and the name of its initial registered agent at such address is Matthew V. Hollifield.

     5. The limited liability company shall be taxed as a corporation for federal income tax purposes.

     6. The death, insanity, bankruptcy, retirement, resignation, withdrawal or expulsion of any member shall not cause the limited liability company to dissolve, and the limited liability company's continuing identity shall otherwise be detached from, and independent of, its members.

     7.   The membership interest of each member of the limited



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     liability company shall be freely transferable, such that each member of the limited liability company may transfer such member's membership interest, in whole or in part, (i) without the consent of any other member of the limited liability company and (ii) without such transfer causing the limited liability company to dissolve.

     8. All of the members shall be managers of this limited liability company by virtue of their status as members.

     9. No person who is serving or who has served as a manager of the limited liability company shall be personally liable to the limited liability company or any of its members for monetary damages for breach of duty as a manager, except for liability with respect to (i) acts or omissions that the manager at the time of such breach knew were clearly in conflict with the best interests of the limited liability company, (ii) any transaction from which the manager derived an improper personal benefit, (iii) acts or omissions occurring prior to the effective date of this article or (iv) acts or omissions with respect to which the North Carolina Limited Liability Company Act does not permit the limitation of liability. As used herein, the term "improper personal benefit" does not include a manager's reasonable compensation or other reasonable incidental benefit for or on account of his service as a manager, employee, independent contractor, attorney or consultant of the limited liability company. No amendment or repeal of this article, nor the adoption of any provision to these Articles of Organization inconsistent with this article, shall eliminate or reduce the protection granted herein with respect to any matter that occurred prior to such amendment, repeal or adoption.

     10.  These articles will become effective upon filing.

          This the 10th day of December, 1997.

                              /s/ J. R. Simpson II
                              --------------------------------
                              J. R. Simpson II, Organizer